FOR IMMEDIATE RELEASE

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Paulina Heinkel
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Investor Relations:
Michael Bender
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IFF Reports Fourth Quarter and Full Year 2024 Results

NEW YORK, N.Y., (February 18, 2025) - International Flavors & Fragrances Inc. (NYSE: IFF) reported financial results for the fourth quarter and full year ended December 31, 2024.

Full year 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$11.5 B	$278 M	$0.95	$2.2 B	19.2%	$4.31

Management Commentary
"IFF delivered a solid performance in 2024, reflecting the hard work and dedication of our global team,” said CEO Erik Fyrwald. "Their commitment to serving our customers with industry-leading innovation drove strong top and bottom-line financial results. I’m pleased with the significant progress we’ve made over the past year yet believe that we still have more work to do to realize IFF's full potential. In 2025, we'll strategically increase our investment in R&D, commercial, capacity and technology as we aim to continue to strengthen IFF. Recognizing ongoing macroeconomic uncertainties, we remain confident in our strategy and our ability to navigate challenges as we continue to create long-term value for all shareholders."

Full year 2024 Consolidated Financial Results
•Reported net sales for the full year were $11.48 billion, flat compared to the prior year period. On a comparable basis2, currency neutral sales1 increased 6%, as broad-based growth was led by a double-digit performance in Scent, high-single digit growth in Health & Biosciences and a mid-single digit increase in Nourish.
•Income before taxes on a reported basis for the full year was $278 million. Adjusted operating EBITDA1 for the full year was $2.21 billion. On a comparable basis2, adjusted operating EBITDA1 increased 16%, led by strong volume growth and the benefits of productivity gains.
•Reported earnings (loss) per share (EPS) for the full year was $0.95. Adjusted EPS excluding amortization1 was $4.31 per diluted share.
•Cash flow from operations for the full year was $1,070 million, and free cash flow1 defined as cash flow from operations less capital expenditures totaled $607 million. Total debt to trailing twelve months net income at the end of the fourth quarter was 37.1x. Net debt to credit-adjusted EBITDA1 at the end of the fourth quarter was 3.8x.

Full year 2024 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral (Non-GAAP)1 2	Adjusted (Non-GAAP)[1]	Comparable Adjusted (Non-GAAP)1 2
	Sales	Sales	Operating EBITDA	Operating EBITDA
Nourish	(3)%	4%	13%	18%
Health & Biosciences	6%	8%	11%	11%
Scent	2%	12%	12%	25%
Pharma Solutions	2%	2%	5%	5%

Nourish Segment
•On a reported basis, sales were $5.87 billion. On a comparable basis2, currency neutral sales1 increased 4% as strong double-digit growth in Flavors was partially offset by softness in Functional Ingredients. Functional Ingredients volume improved mid-single digits yet was more than offset by pricing actions.
•Nourish adjusted operating EBITDA1 was $824 million and adjusted operating EBITDA margin1 was 14.0% for the full year. On a comparable basis2, adjusted operating EBITDA1 grew 18% led by primarily volume growth and productivity gains.

Health & Biosciences Segment
•On a reported basis, sales were $2.21 billion. On a comparable basis2, currency neutral sales1 increased 8% driven by growth across all businesses led by double-digit increases in Cultures & Food Enzymes, Home & Personal Care, Grain Processing & Animal Nutrition.
•Health & Biosciences adjusted operating EBITDA1 was $654 million and adjusted operating EBITDA margin1 was 29.6% for the full year. On a comparable basis2, adjusted operating EBITDA1 grew 11% led primarily by volume growth and productivity gains.

Scent Segment
•On a reported basis, sales were $2.44 billion. On a comparable basis2, currency neutral sales1 improved 12% led by double-digit growth in both Consumer Fragrance and Fragrance Ingredients and a high single digit performance in Fine Fragrance.
•Scent adjusted operating EBITDA1 was $518 million and adjusted operating EBITDA margin1 was 21.2% for the full year. On a comparable basis2, adjusted operating EBITDA1 grew 25% led primarily by volume growth and productivity gains.

Pharma Solutions Segment
•On a reported basis, sales were $961 million. On a comparable basis2, currency neutral sales1 increased 2% led by high-single digit growth in Industrial.
•Pharma Solutions adjusted operating EBITDA1 was $209 million and adjusted operating EBITDA margin1 was 21.7% for the full year. On a comparable basis2, adjusted operating EBITDA1 grew 5% led by volume growth and productivity gains.
Fourth Quarter 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Loss Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.8 B	$(115) M	$(0.18)	$471 M	17.0%	$0.97

Fourth Quarter 2024 Consolidated Financial Results
•Reported net sales for the fourth quarter were $2.77 billion, an increase of 3% compared to the prior year period. On a comparable basis2, currency neutral sales1 increased 6% versus the prior year period, led by broad-based growth in all divisions.
1 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.
2 Comparable results for the fourth quarter and full year 2024 exclude the impact of divestitures.

•Loss before taxes on a reported basis for the fourth quarter was $(115) million. Adjusted operating EBITDA1 for the fourth quarter was $471 million. On a comparable basis2, adjusted operating EBITDA1 increased 5% led primarily by volume growth and productivity gains.
•Reported earnings (loss) per share (EPS) for the fourth quarter was $(0.18). Adjusted EPS excluding amortization1 was $0.97 per diluted share.

Fourth Quarter 2024 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral Adjusted (Non-GAAP)[1] [2]	Adjusted (Non-GAAP)[1]	Comparable Adjusted (Non-GAAP)[1] [2]
	Sales	Sales	Operating EBITDA	Operating EBITDA
Nourish	1%	4%	3%	4%
Health & Biosciences	5%	6%	(3)%	(3)%
Scent	0%	7%	(10)%	1%
Pharma Solutions	12%	12%	81%	81%

Nourish Segment
•On a reported basis, sales were $1.41 billion. On a comparable basis2, currency neutral sales1 increased 4%, as strong double-digit growth in Flavors was partially offset by softness in Functional Ingredients. Functional Ingredients volume improved mid-single digits yet was more than offset by pricing actions.
•Nourish adjusted operating EBITDA1 was $170 million and adjusted operating EBITDA margin1 was 12% in the fourth quarter. On a comparable basis2, adjusted operating EBITDA1 grew 4% led primarily by volume growth and productivity gains.

Health & Biosciences Segment
•On a reported basis, sales were $553 million. On a comparable basis2, currency neutral sales1 increased 6% driven by growth in nearly all businesses led by double-digit performances in Home & Personal Care and Grain Processing.
•Health & Biosciences adjusted operating EBITDA1 was $157 million and adjusted operating EBITDA margin1 was 28.4% in the fourth quarter. On a comparable basis2, adjusted operating EBITDA1 declined 3% as volume growth and productivity gains were more than offset primarily by reinvestment and a strong year ago comparable.

Scent Segment
•On a reported basis, sales were $579 million. On a comparable basis2, currency neutral sales1 improved 7% driven by double-digit growth in Fragrance Ingredients, a high-single digit increase in Fine Fragrance and a mid-single digit performance in Consumer Fragrance.
•Scent adjusted operating EBITDA1 was $97 million and adjusted operating EBITDA margin1 was 16.8% in the fourth quarter. On a comparable basis2, adjusted operating EBITDA1 grew 1% as volume growth and productivity gains were partially offset by reinvestment.

Pharma Solutions Segment
•On a reported basis, sales were $228 million. On a comparable basis2, currency neutral sales1 increased 12% driven by strong growth in both Core Pharma and Industrial.
•Pharma Solutions adjusted operating EBITDA1 was $47 million and adjusted operating EBITDA margin1 was 20.6% in the fourth quarter. On a comparable basis2, adjusted operating EBITDA1 grew 81% led primarily by volume growth and productivity gains.

2025 Financial Guidance
Full year 2025 sales are expected to be in the range of $10.6 billion to $10.9 billion and full year 2025 adjusted operating EBITDA to be in the range of $2 billion to $2.15 billion. Full year guidance includes six months of Pharma Solutions results with the divestiture assumed to close on June 30, 2025.

The Company expects comparable currency neutral sales growth to be between 1% to 4%, with volume growth in all businesses. Comparable currency neutral adjusted operating EBITDA is expected to grow at a faster rate than sales, growing 5% to 10% year-over-year.

Based on recent market foreign exchange rates, the Company expects that foreign exchange will have an approximately 4% adverse impact to sales growth and an approximately 6% adverse impact to adjusted operating EBITDA growth in 2025 driven primarily by the Euro and certain other emerging market currencies. The Company also expects that divestitures will have an approximately 5% adverse impact to sales growth and an approximately 6% adverse impact to adjusted operating EBITDA growth in 2025.

The Company cannot reconcile its expected adjusted operating EBITDA without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration costs, gains (losses) on business disposals, and regulatory costs.

A copy of the Company’s Annual Report on Form 10-K will be available on its website at www.iff.com or at www.sec.gov by March 3, 2025.

Audio Webcast
A live webcast to discuss the Company’s fourth quarter and full year 2024 financial results will be held on February 19, 2025, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.
Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to execute on our strategic and financial transformation, including the progress and success of our portfolio optimization strategy (including the sale process for our Pharma Solutions disposal group), through non-core business divestitures and acquisitions, and expectations regarding the implementation of our refreshed growth-focused strategy and expectations around our business divestitures; our ability to continue to generate value for, and return cash to, our shareholders; expectations of the impact of inflationary pressures and the pricing actions to offset exposure to such impacts; expectations regarding the impact of government actions including tariffs; the impact of high input costs, including commodities, raw materials, transportation and energy; the expected impact of global supply chain challenges; our ability to enhance our innovation efforts, drive cost efficiencies and execute on specific consumer trends and demands; the growth potential of the markets in which we operate, including the emerging markets; expectations regarding sales and profit for the fiscal year 2025, including the impact of foreign exchange, pricing actions, raw materials, energy, and sourcing, logistics and manufacturing costs; the impact of global economic uncertainty and recessionary pressures on demand for consumer products; the success of our integration efforts, following the N&B transaction, and ability to deliver on our synergy commitments as well as future opportunities for the combined company; our strategic investments in capacity and increasing inventory to drive improved profitability; our ability to drive cost discipline measures and the ability to recover margin to pre-inflation levels; expected capital expenditures in 2025; and the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings.

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”,

“should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) our substantial amount of indebtedness and its impact on our liquidity, credit rating and ability to return capital to its shareholders; (2) our ability to successfully execute our strategic transformation; (3) the impact of regulatory, consumer, and economic trends on demand for consumer products; (4) the impact of the outcomes of legal claims, disputes, regulatory investigations and litigation; (5) supply chain disruptions, geopolitical developments, climate change events, natural disasters, public health crises, tariffs and trade wars, and other events that may affect our suppliers or procurement of raw materials; (6) inflationary trends, including in the price of our input costs, such as raw materials, transportation and energy); (7) our ability to successfully manage our working capital and inventory balances; (8) our ability to attract and retain key employees, and manage turnover of top executives; (9) our ability to successfully market to our expanded and diverse customer base; (10) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (11) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (12) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (13) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (14) our ability to benefit from our investments and expansion in emerging markets; (15) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (16) economic, regulatory and political risks associated with our international operations; (17) our ability to declare and pay dividends which is subject to certain considerations; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet increasing customer, consumer, shareholder and regulatory focus on sustainability; (20) any impairment on our tangible or intangible long-lived assets; (21) our ability to enter into or close strategic transactions or divestments, or successfully establish and manage acquisitions, collaborations, joint ventures or partnerships; (22) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (23) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environment impact; (24) defects, quality issues (including product recalls), inadequate disclosure or misuse with respect to the products and capabilities; (25) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (26) the impact of our or our counterparties’ failure to comply with the U.S. Foreign Corrupt Practices Act, similar U.S. or foreign anti-bribery and anti-corruption laws and regulations, applicable sanctions laws and regulations in the jurisdictions in which we operate or ethical business practices and related laws and regulations; (27) our ability to protect our intellectual property rights; (28) changes in business and operations related to the adoption of artificial intelligence; (29) the impact of changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; (30) the impact of any tax liability resulting from the N&B Transaction; and (31) our ability to comply with data protection laws in the U.S. and abroad.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) comparable, currency neutral sales; (ii) adjusted operating EBITDA and comparable, currency neutral adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; (vi) net debt to credit adjusted EBITDA; [and] (vii) adjusted selling and administrative expenses; and adjusted gross profit.

Our non-GAAP financial measures are defined below.

Comparable results for the fourth quarter and full year exclude the impact of divestitures.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization expense, interest expense, other expense, net, and certain non-recurring or unusual items that are not part of recurring operations such as, restructuring and other charges, impairment of goodwill, gains (losses) on business disposals, loss on assets classified as held for sale, acquisition, divestiture and integration costs, strategic initiative costs, regulatory costs and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including, restructuring and other charges, impairment of goodwill, acquisition, divestitures and integration costs, losses (gains) on business disposals, loss on assets classified as held for sale, pension settlement losses (gains); gain on China facility relocation, strategic initiative costs, regulatory costs, redemption value adjustment to EPS and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

Adjusted selling and administrative expenses exclude acquisition, divestiture and integration costs, strategic initiative costs, regulatory costs and other costs.

Adjusted gross profit excludes acquisition, divestiture and integration costs.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

The Company cannot reconcile its expected adjusted operating EBITDA under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration costs, gains (losses) on business disposals, and regulatory costs.

Welcome to IFF
At IFF (NYSE: IFF), we make joy through science, creativity and heart. As the global leader in flavors, fragrances, food ingredients, health and biosciences, we deliver groundbreaking, sustainable innovations that elevate everyday products—advancing wellness, delighting the senses and enhancing the human experience. Learn more at iff.com, LinkedIn, Instagram and Facebook.

International Flavors & Fragrances Inc.
Consolidated Statements of Income (Loss)
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net sales	$2,771	$2,703	3%	$11,484	$11,479	—%
Cost of sales	1,791	1,843	(3)%	7,360	7,798	(6)%
Gross profit	980	860	14%	4,124	3,681	12%
Research and development expenses	170	157	8%	671	636	6%
Selling and administrative expenses	517	444	16%	1,995	1,787	12%
Restructuring and other charges	23	7	229%	29	68	(57)%
Amortization of acquisition-related intangibles	143	167	(14)%	610	680	(10)%
Impairment of goodwill	—	2,623	(100)%	64	2,623	(98)%
Gains on sale of assets	—	(2)	(100)%	(11)	(3)	267%
Operating profit (loss)	127	(2,536)	(105)%	766	(2,110)	(136)%
Interest expense	69	89	(22)%	305	380	(20)%
(Gains) losses on business disposals	2	(6)	(133)%	(346)	23	NMF
Loss on assets classified as held for sale	33	—	NMF	347	—	NMF
Other expense, net	138	22	NMF	182	5	NMF
(Loss) income before income taxes	(115)	(2,641)	(96)%	278	(2,518)	(111)%
(Benefit from) provision for income taxes	(69)	(32)	116%	31	45	(31)%
Net (loss) income	(46)	(2,609)	(98)%	247	(2,563)	(110)%
Net income attributable to non-controlling interest	—	1	(100)%	4	4	—%
Net (loss) income attributable to IFF shareholders	$(46)	$(2,610)	(98)%	$243	$(2,567)	(109)%

Net income (loss) per share - basic(1)	$(0.18)	$(10.21)		$0.95	$(10.05)
Net income (loss) per share - diluted(1)	$(0.18)	$(10.21)		$0.95	$(10.05)

Average number of shares outstanding - basic	256	255		256	255
Average number of shares outstanding - diluted	256	255		256	255
(1) Net income (loss) per share reflects adjustments related to the redemption value of certain redeemable non-controlling interests.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	December 31,
	2024	2023
Cash, cash equivalents and restricted cash	$469	$709
Receivables, net	1,624	1,726
Inventories	2,133	2,477
Assets held for sale	3,030	506
Prepaid expenses and other current assets	737	875
Total current assets	7,993	6,293

Property, plant and equipment, net	3,739	4,240
Goodwill and other intangibles, net	15,525	18,992
Other assets	1,410	1,453
Total assets	$28,667	$30,978

Short-term borrowings	$1,413	$885
Other current liabilities	2,920	2,873
Total current liabilities	4,333	3,758

Long-term debt	7,564	9,186
Non-current liabilities	2,859	3,392

Shareholders' equity	13,911	14,642
Total liabilities and shareholders' equity	$28,667	$30,978

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$247	$(2,563)
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	1,015	1,142
Deferred income taxes	(304)	(369)
Loss on assets classified as held for sale	347	—
Gains on sale of assets	(11)	(3)
(Gains) Losses on business disposals	(346)	23
Stock-based compensation	77	65
Pension contributions	(29)	(36)
Pension-related expense (benefit)	125	(28)
Impairment of goodwill	64	2,623
Inventory write-down	—	72
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(217)	51
Inventories	(34)	605
Accounts payable	40	(39)
Accruals for incentive compensation	190	(2)
Other assets/liabilities, net	(94)	(102)
Net cash provided by operating activities	1,070	1,439
Cash flows from investing activities:
Additions to property, plant and equipment	(463)	(503)
Additions to intangible assets	(5)	—
Proceeds from sale of assets	21	27
Net proceeds received from business disposals	875	1,050
Cash paid on foreign currency forward contracts	(102)	—
Net cash provided by investing activities	326	574
Cash flows from financing activities:
Cash dividends paid to shareholders	(514)	(826)
Dividends paid to redeemable non-controlling interests	—	(13)
Increase (decrease) in revolving credit facility and short term borrowings	—	(99)
Net (repayments) borrowings of commercial paper (maturities less than three months)	—	(187)
Principal payments of debt	(1,030)	(655)
Purchases of redeemable non-controlling interests	—	(39)
Deferred and contingent consideration paid	(36)	(6)
Withholding tax paid on stock-based compensation	(16)	(13)
Other, net	(10)	(13)
Net cash used in financing activities	(1,606)	(1,851)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(54)	21
Net change in cash, cash equivalents and restricted cash	(264)	183
Cash, cash equivalents and restricted cash at beginning of year	735	552
Cash, cash equivalents and restricted cash at end of year	$471	$735
The following table reconciles cash, cash equivalents and restricted cash between the Company's balance sheets as of December 31, 2024 and 2023 to the amounts reported on the Company's statement of cash flows for the periods ended December 31, 2024 and 2023.

AMOUNTS IN MILLIONS	December 31, 2024	December 31, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$469	$703	$483
Cash and cash equivalents included in Assets held for sale	2	26	52
Restricted cash	—	6	10
Non-current assets
Restricted cash included in Other assets	—	—	7
Cash, cash equivalents and restricted cash	$471	$735	$552

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Sales
Nourish	$1,411	$1,394	$5,871	$6,060
Health & Biosciences	553	528	2,212	2,081
Scent	579	578	2,440	2,393
Pharma Solutions	228	203	961	945
Consolidated	$2,771	$2,703	$11,484	$11,479

Segment Adjusted Operating EBITDA
Nourish	$170	$165	$824	$732
Health & Biosciences	157	162	654	588
Scent	97	108	518	461
Pharma Solutions	47	26	209	199
Total	471	461	2,205	1,980
Depreciation & Amortization	(243)	(287)	(1,015)	(1,142)
Interest Expense	(69)	(89)	(305)	(380)
Other Expense, Net	(138)	(22)	(182)	(5)
Restructuring and Other Charges	(23)	(7)	(29)	(68)
Impairment of Goodwill	—	(2,623)	(64)	(2,623)
Gains (Losses) on Business Disposals	(2)	6	346	(23)
Loss on Assets Classified as Held for Sale	(33)	—	(347)	—
Acquisition, Divestiture and Integration Costs	(56)	(56)	(228)	(174)
Strategic Initiatives Costs	(11)	(3)	(33)	(31)
Regulatory Costs	(9)	(18)	(73)	(50)
Other	(2)	(3)	3	(2)
(Loss) Income Before Taxes	$(115)	$(2,641)	$278	$(2,518)

Segment Adjusted Operating EBITDA Margin
Nourish	12.0%	11.8%	14.0%	12.1%
Health & Biosciences	28.4%	30.7%	29.6%	28.3%
Scent	16.8%	18.7%	21.2%	19.3%
Pharma Solutions	20.6%	12.8%	21.7%	21.1%
Consolidated	17.0%	17.1%	19.2%	17.2%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Fourth Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$980	$860
Adjusted (Non-GAAP)	$980	$860

Reconciliation of Selling and Administrative Expenses
	Fourth Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$517	$444
Acquisition, Divestiture and Integration Costs (c)	(56)	(56)
Strategic Initiatives Costs (e)	(11)	(3)
Regulatory Costs (f)	(9)	(18)
Other (g)	(2)	(5)
Adjusted (Non-GAAP)	$439	$362

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net (Loss) Income and EPS
	Fourth Quarter
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	(Loss) income before taxes	Benefit from Income taxes (k)	Net (loss) income attributable to IFF (l)	Diluted EPS	(Loss) income before taxes	Benefit from Income Taxes (k)	Net (loss) income attributable to IFF (l)	Diluted EPS (m)
Reported (GAAP)	$(115)	$(69)	$(46)	$(0.18)	$(2,641)	$(32)	$(2,610)	$(10.21)
Restructuring and Other Charges (a)	23	6	17	0.07	7	2	5	0.02
Impairment of Goodwill (b)	—	—	—	—	2,623	38	2,585	10.11
Acquisition, Divestiture and Integration Costs (c)	56	12	44	0.16	56	(20)	76	0.30
Losses (Gains) on Business Disposals (d)	2	(1)	3	0.01	(6)	9	(15)	(0.06)
Loss on Assets Classified as Held for Sale (e)	33	8	25	0.10	—	—	—	—
Pension Settlement Losses (Gains) (f)	129	45	84	0.33	(7)	(1)	(6)	(0.02)
Strategic Initiatives Costs (g)	11	3	8	0.03	3	—	3	0.01
Regulatory Costs (h)	9	2	7	0.02	18	4	14	0.05
Other (i)	2	1	1	0.03	3	(1)	4	0.01
Redemption value adjustment to EPS (j)	—	—	—	—	—	—	—	(0.01)
Adjusted (Non-GAAP)	$150	$7	$143	$0.57	$56	$(1)	$56	$0.22

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Fourth Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$143	$56
Amortization of Acquisition related Intangible Assets	143	167
Tax impact on Amortization of Acquisition related Intangible Assets (k)	35	38
Amortization of Acquisition related Intangible Assets, net of tax (n)	108	129
Adjusted (Non-GAAP) Net Income ex. Amortization	$251	$185

Denominator
Weighted average shares assuming dilution (diluted)	256	256
Adjusted (Non-GAAP) EPS ex. Amortization	$0.97	$0.72

(a)	For 2024, represents costs primarily related to the IFF Productivity Program. In 2023, represents costs primarily related to the 2023 Restructuring Program.
(b)	For 2024, represents costs related to the impairment of goodwill related to the Pharma Solutions disposal group. For 2023, represents costs related to the impairment of goodwill in the Nourish reporting unit.
(c)	For 2024 and 2023, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration related activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts. Tax expenses for business divestiture costs included establishments of deferred tax liabilities related to planned sales of businesses.

For the three months ended December 31, 2024, business divestiture costs were approximately $56 million. For the three months ended December 31, 2023, business divestiture, integration and acquisition related costs were approximately $38 million, $17 million and $1 million, respectively.

(d)	For 2024, primarily represents the impact of adjustments to the gain recognized related to the divestiture of the Cosmetic Ingredients business. For 2023, primarily represents the impact of adjustments to the loss recognized related to the divestiture of the portion of the Savory Solutions business based on final settlement with the buyer.
(e)	Represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group.
(f)	For 2024, primarily represents a settlement loss of $130 million that was recognized upon termination of the International Flavors & Fragrances Inc. Pension Plan. For 2023, primarily represents settlement gains that were recognized across various non-U.S. pension plans due to annuity purchase for retirees.
(g)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Shared Services Centers, primarily consulting fees. For 2024, also includes strategic initiatives related to the Company's business unit re-organization efforts.
(h)	Represents costs primarily related to legal fees incurred for the ongoing investigations of the fragrance businesses.
(i)	For 2024, represents costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees. For 2023, represents gains from sale of assets, costs related to severance, including accelerated stock based compensation expense, for a certain individual who separated from the company in 2024.
(j)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable non-controlling interests over their existing carrying value.
(k)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(l)	For the three months ended December 31, 2023, reported net loss is increased by income attributable to non-controlling interest of $1 million, and adjusted net income is decreased by income attributable to non-controlling interest of $1 million.
(m)	The sum of these items does not foot due to rounding.
(n)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Year Ended December 31,
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$4,124	$3,681
Acquisition, Divestiture and Integration Costs (d)	1	—
Adjusted (Non-GAAP)	$4,125	$3,681

Reconciliation of Selling and Administrative Expenses
	Year Ended December 31,
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$1,995	$1,787
Acquisition, Divestiture and Integration Costs (d)	(227)	(174)
Strategic Initiatives Costs (g)	(33)	(31)
Regulatory Costs (h)	(73)	(50)
Other (i)	(8)	(5)
Adjusted (Non-GAAP)	$1,654	$1,527

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net (Loss) Income and EPS
	Year Ended December 31,
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	(Loss) income before taxes	Provision for income taxes (l)	Net (loss) income attributable to IFF (m)	Diluted EPS	(Loss) income before taxes	Provision for income taxes (l)	Net (loss) income attributable to IFF (m)	Diluted EPS (n)
Reported (GAAP)	$278	$31	$243	$0.95	$(2,518)	$45	$(2,567)	$(10.05)
Restructuring and Other Charges (a)	29	7	22	0.09	68	18	50	0.20
Impairment of Goodwill (b)	64	—	64	0.25	2,623	38	2,585	10.11
Acquisition, Divestiture and Integration Costs (c)	225	30	195	0.76	174	(16)	190	0.74
Losses (Gains) on Business Disposals (d)	(346)	(24)	(322)	(1.26)	23	(2)	25	0.10
Loss on Assets Classified as Held for Sale (e)	347	71	276	1.08	—	—	—	—
Pension Settlement Losses (Gains) (f)	129	45	84	0.33	(7)	(1)	(6)	—
Gain on China Facility Relocation (g)	—	—	—	—	(22)	(6)	(16)	(0.06)
Strategic Initiatives Costs (h)	33	8	25	0.10	31	6	25	0.10
Regulatory Costs (i)	73	13	60	0.23	50	11	39	0.15
Other (j)	(3)	(2)	(1)	—	2	(1)	3	0.01
Redemption value adjustment to EPS (k)	—	—	—	—	—	—	—	(0.01)
Adjusted (Non-GAAP)	$829	$179	$646	$2.53	$424	$92	$328	$1.28

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Year Ended December 31,
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$646	$328
Amortization of Acquisition related Intangible Assets	610	680
Tax impact on Amortization of Acquisition related Intangible Assets (l)	150	155
Amortization of Acquisition related Intangible Assets, net of tax (o)	460	525
Adjusted (Non-GAAP) Net Income ex. Amortization	$1,106	$853

Denominator
Weighted average shares assuming dilution (diluted)	256	256
Adjusted (Non-GAAP) EPS ex. Amortization	$4.31	$3.34

(a)	For 2024, represents costs primarily related to the IFF Productivity Program. In 2023, represents costs primarily related to the 2023 Restructuring Program.
(b)	For 2024, represents costs related to the impairment of goodwill related to the Pharma Solutions disposal group. For 2023, represents costs related to the impairment of goodwill in the Nourish reporting unit.
(c)	For 2024 and 2023, primarily represents costs related to the Company's actual and planned divestitures and integration activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.

For the year-ended December 31, 2024, business divestiture and integration costs were approximately $220 million and $5 million, respectively. For the year-ended December 31, 2023, business divestiture, integration and acquisition related costs were approximately $108 million, $59 million and $7 million, respectively.

(d)	For 2024, primarily represents gains recognized as part of the sale of the Cosmetic Ingredients business and losses recognized as part of the sale of the F&E UK business. For 2023, primarily represents losses recognized as part of the sale of the Flavors Specialty Ingredients business, the sale of a portion of the Savory Solutions business, and liquidation of a business in Russia for the sale of the portion of the Savory Solutions business.
(e)	For 2024, represents the losses recognized on assets classified as held for sale of the Pharma Solutions disposal group and portion of the Savory Solutions business in Turkey.
(f)	For 2024, primarily represents a settlement loss of $130 million that was recognized upon termination of the International Flavors & Fragrances Inc. Pension Plan. For 2023, primarily represents settlement gains that were recognized across various non-U.S. pension plans due to annuity purchase for retirees.
(g)	Represents gain recognized from the completion of the relocation of a facility in China.
(h)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees. For 2024, also includes strategic initiatives related to the Company's business unit re-organization efforts.
(i)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(j)	For 2024, represents costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees, and gains from sale of assets. For 2023, represents gains from sale of assets, costs related to severance, including accelerated stock compensation expense, for a certain executive who separated from the Company in 2024.
(k)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable non-controlling interests over their existing carrying value.
(l)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(m)	For 2024, reported net income is decreased by income attributable to non-controlling interest of $4 million and adjusted net income is decreased by income attributable to non-controlling interest of $4 million. For 2023, reported net loss is increased by income attributable to non-controlling interest of $4 million and adjusted net income is decreased by income attributable to non-controlling interest of $4 million.
(n)	The sum of these items does not foot due to rounding.
(o)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Income
(DOLLARS IN MILLIONS)	Year Ended December 31, 2024
Net income	$243
Interest expense	305
Income taxes	31
Depreciation and amortization	1,015
Specified items(1)	434
Non-cash items(2)	197
Credit Adjusted EBITDA	$2,225
 _______________________
(1)Specified items consisted of restructuring and other charges, impairment of goodwill, acquisition, divestiture and integration costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations.
(2)Non-cash items consisted of losses (gains) on sale of assets, losses (gains) on business disposals, losses on assets classified as held for sale, pension settlement losses, and stock-based compensation.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	December 31, 2024
Total debt(1)	$9,005
Adjustments:
Cash and cash equivalents(2)	471
Net debt	$8,534
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.
(2)Cash and cash equivalents included approximately $2 million currently in Assets held for sale on the Consolidated Balance Sheets.

International Flavors & Fragrances Inc.
Comparable Reportable Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Sales
Nourish(1)	$1,411	$1,390	$5,871	$5,816
Health & Biosciences	553	528	2,212	2,081
Scent(2)	579	554	2,440	2,277
Pharma Solutions	228	203	961	945
Consolidated	$2,771	$2,675	$11,484	$11,119
Segment Adjusted Operating EBITDA
Nourish(1)	$170	$163	$824	$700
Health & Biosciences	157	162	654	588
Scent(2)	97	96	518	416
Pharma Solutions	47	26	209	199
Total	471	447	2,205	1,903
Depreciation & Amortization	(243)	(287)	(1,015)	(1,142)
Interest Expense	(69)	(89)	(305)	(380)
Other Expense, Net	(138)	(22)	(182)	(5)
Restructuring and Other Charges	(23)	(7)	(29)	(68)
Impairment of Goodwill	—	(2,623)	(64)	(2,623)
Gains (Losses) on Business Disposals	(2)	6	346	(23)
Loss on Assets Classified as Held for Sale	(33)	—	(347)	—
Acquisition, Divestiture and Integration Costs	(56)	(56)	(228)	(174)
Strategic Initiatives Costs	(11)	(3)	(33)	(31)
Regulatory Costs	(9)	(18)	(73)	(50)
Other	(2)	(3)	3	(2)
Impact of Business Divestitures(3)	—	14	—	77
Loss Before Taxes	$(115)	$(2,641)	$278	$(2,518)

Segment Adjusted Operating EBITDA Margin
Nourish	12.0%	11.7%	14.0%	12.0%
Health & Biosciences	28.4%	30.7%	29.6%	28.3%
Scent	16.8%	17.3%	21.2%	18.3%
Pharma Solutions	20.6%	12.8%	21.7%	21.1%
Consolidated	17.0%	16.7%	19.2%	17.1%
______________________
(1)Nourish sales and segment adjusted operating EBITDA information for the three months ended December 31, 2023 exclude the results of the Sonarome business and Flavors & Essences UK business that were divested to present fully comparable scenarios. Nourish sales and segment adjusted operating EBITDA information for the year ended December 31, 2023 exclude the results of a portion of the Savory Solutions business, Sonarome business and Flavors & Essences UK business that were divested to present fully comparable scenarios. The divestitures were completed on May 31, 2023, December 1, 2023, and September 1, 2024, respectively.
(2)Scent sales and segment adjusted operating EBITDA information for the three months ended December 31, 2023 exclude the results of the Cosmetic Ingredients business to present fully comparable scenarios. Scent sales and segment adjusted operating EBITDA information for the year ended December 31, 2023 excludes the Cosmetic Ingredients and Flavor

Specialty Ingredients businesses that were divested to present fully comparable scenarios. The divestitures were completed on April 2, 2024 and August 1, 2023, respectively.
(3)Amounts exclude the results of a portion the Savory Solutions business, Flavor Specialty Ingredients business, Sonarome business, Cosmetic Ingredients business, and Flavors & Essences UK business that were divested in the second quarter of 2023 (May 31, 2023), third quarter of 2023 (August 1, 2023), fourth quarter of 2023 (December 1, 2023), second quarter of 2024 (April 2, 2024), and third quarter of 2024 (September 1, 2024), respectively, to present fully comparable scenarios.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q4 Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	1%	3%	0.2%
Portfolio Impact	0%	1%	0.1%
% Change - Comparable	2%	4%	0.3%
Currency Impact	2%
% Change - Currency Neutral	4%

Q4 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	5%	(3)%	(2.3)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	5%	(3)%	(2.3)%
Currency Impact	1%
% Change - Currency Neutral	6%

Q4 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	0%	(10)%	(1.9)%
Portfolio Impact	4%	11%	1.4%
% Change - Comparable	5%	1%	(0.5)%
Currency Impact	2%
% Change - Currency Neutral	7%

Q4 Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	12%	81%	7.8%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	12%	81%	7.8%
Currency Impact	0%
% Change - Currency Neutral	12%

Q4 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	3%	2%	(0.1)%
Portfolio Impact	1%	3%	0.4%
% Change - Comparable	4%	5%	0.3%
Currency Impact	2%
% Change - Currency Neutral	6%
 _______________________
Note: The sum of these items may not foot due to rounding.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

YTD Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(3)%	13%	1.9%
Portfolio Impact	4%	5%	0.1%
% Change - Comparable	1%	18%	2.0%
Currency Impact	3%
% Change - Currency Neutral	4%

YTD Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	6%	11%	1.3%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	6%	11%	1.3%
Currency Impact	2%
% Change - Currency Neutral	8%

YTD Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	12%	1.9%
Portfolio Impact	5%	12%	1.0%
% Change - Comparable	7%	25%	2.9%
Currency Impact	5%
% Change - Currency Neutral	12%

YTD Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	2%	5%	0.6%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	2%	5%	0.6%
Currency Impact	0%
% Change - Currency Neutral	2%

YTD Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	0%	11%	2.0%
Portfolio Impact	3%	5%	0.1%
% Change - Comparable	3%	16%	2.1%
Currency Impact	3%
% Change - Currency Neutral	6%
 _______________________
Note: The sum of these items may not foot due to rounding.